Exhibit 99.2

Safeco Corporation Bylaws—Amended Provision

ARTICLE XI

STOCK

2. SHARES WITHOUT CERTIFICATES. As provided by the corporation law of the State of Washington, the Board of Directors may authorize the issue of some or all of the shares without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information required on certificates by the state corporation law.